Exhibit 99.1

Tidewater Announces Promotion of Jeffrey M. Platt

NEW ORLEANS, March 9, 2010 –Tidewater Inc. (NYSE: TDW) announced today that Jeffrey M. Platt, currently an Executive Vice President of the Company, has been promoted to the position of Chief Operations Officer, effective March 4, 2010. Mr. Platt will be responsible for overseeing the day-to-day marine and shipyard operations of the Company, both domestically and internationally.

Mr. Platt is a 1979 graduate of the University of Pittsburgh with a degree in Electrical Engineering. Platt joined Tidewater in 1996 as General Manager of Tidewater’s business activities in Brazil. In November 2001, Platt was promoted to the position of corporate Vice President with responsibility for all of Tidewater’s business activities in South America, Mexico and the Caribbean. In March 2004, he was promoted to Senior Vice President. In this role, he was responsible for operations activities in the Americas and the Middle East and India. In July 2006, he was promoted to Executive Vice President with responsibility for domestic and international marine operations. His Tidewater service followed a 15-year career with Schlumberger Well Services and Rollins Environmental Services, and he is married with two sons.

Dean Taylor, Chairman and Chief Executive Officer of the Company, commented, “Jeff Platt’s contributions have been and will be key to the excellence of our operations worldwide. His promotion recognizes the importance of his leadership and contributions. I am confident that our shareholders will be served well by expanding Jeff’s responsibilities and influence on the organization.”

Tidewater Inc. owns 392 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.